SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 23, 2003

CABLEVISION SYSTEMS CORPORATION
(Exact Name of Registrant as specified in its Charter)

Delaware
(State of Incorporation)

1-14764 (Commission File Number)	11-3415180 (IRS Employer Identification Number)

CSC HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State of Incorporation)
1-9046 (Commission File Number)	11-2776686 (IRS Employer Identification Number)

1111 Stewart Avenue, Bethpage, New York  11714
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:
(516) 803-2300

ITEM 5.	OTHER EVENTS

            On October 23, 2003, Cablevision Systems Corporation (“Cablevision” or the “Company”) announced that its board of directors approved an amended plan to spin off Cablevision’s recently launched satellite service (Rainbow DBS).

            On May 27, 2003, Cablevision’s board of directors authorized Cablevision’s management to pursue the spin-off of an entity that would have included the Company’s DBS service, its Clearview Cinemas business and approximately $450 million. Under the revised plan, the new, spun-off entity will consist of the Company’s DBS service and three of Rainbow Media’s national entertainment services — AMC, The Independent Film Channel and WE: Women’s Entertainment — their subsidiaries and certain other Rainbow businesses. In addition, the DBS business will offer its service nationwide, including in the New York metropolitan area, unlike the previous plan to have Cablevision retain the DBS rights to the New York metropolitan area.

            Cablevision will retain its regional cable and telecommunications businesses; Lightpath; Madison Square Garden and its teams; Radio City Music Hall; and certain other businesses including: fuse, Clearview Cinemas, News 12, Metro Channels and Rainbow’s interests in regional sports networks around the country. This will allow Cablevision to focus primarily on its core regional cable, telecommunications, sports, and entertainment assets.

            Following the spin-off, it is expected that James L. Dolan will become chairman of Cablevision while retaining his CEO position, and Charles F. Dolan will become chairman of the new entity.

            The spin-off will enable Cablevision to reduce its debt level and leverage, and increase availability under its bank lines of credit as compared to the prior spin-off plan.

            The spin-off will continue to be structured as a tax-free pro rata spin-off to Cablevision’s shareholders. In advance of the spin-off, beginning January 1, 2004, Cablevision intends to reorganize and operate these businesses as a distinct unit within the company, reflecting the proposed spin-off structure. Beginning at that time, Cablevision further expects that this unit effectively will be funded based on the cash flow and borrowing capacity of its assets. Cablevision indicated that there are no plans to sell the entertainment services following the spin-off.

            Other financial components of the spin-off follow:

  AMC, IFC and WE: Women’s Entertainment expect to enter into new financing arrangements in advance of the spin-off to fund and operate the DBS business as well as to repay all existing Rainbow indebtedness ($321 million as of September 30, 2003) plus the $250 million note issued in connection with the repurchase of MGM’s 20% interest in Rainbow Media’s national entertainment services.
  Before January 1, 2004, AMC, IFC and WE: Women’s Entertainment will distribute to Cablevision cash on hand ($75 million as of September 30, 2003) and, at the time of the spin-off, Cablevision will receive a $350 million payment-in-kind (PIK) preferred security issued by AMC.
  The previously announced cash contribution of $450 million from Cablevision to Rainbow DBS at the time of the spin-off will be eliminated. Cablevision will also retain Clearview Cinemas.
  Cablevision will not provide any investment nor any guarantees of debt to the spun-off business after the spin-off is completed.
  In 2003, Cablevision is expected to increase the $194 million investment in Rainbow DBS previously announced by $67 million, but, as stated above, will no longer be making a $450 million cash contribution to the spun-off entity at the time of the spin-off. The amended spin-off plan reflects significantly higher company estimates regarding the funding amounts anticipated due, in part, to a more robust content and delivery strategy for the DBS business.

             Completion of the spin-off is subject to a number of conditions including the refinancing of the existing Rainbow credit facilities noted above, receipt of a tax ruling from the Internal Revenue Service and the filing and effectiveness of a Form 10 with the Securities and Exchange Commission. Cablevision expects the Form 10 filing to be made as early as possible in 2004, after the completion of the previously-announced investigation by Wilmer, Cutler & Pickering into certain improper expense recognition and after the preparation of the necessary financial statements for the spun-off entity and the issuance of reports thereon by the Company’s independent accountants, KPMG.

SIGNATURES

                         Pursuant to the requirements of the Securities Exchange Act of 1934, Cablevision Systems Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CABLEVISION SYSTEMS CORPORATION
By:	/s/ Hank J. Ratner

	Name: Title:	Hank J. Ratner Vice Chairman

Dated: October 23, 2003

                         Pursuant to the requirements of the Securities Exchange Act of 1934, CSC Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CSC HOLDINGS, INC.
By:	/s/ Hank J. Ratner

	Name: Title:	Hank J. Ratner Vice Chairman

Dated: October 23, 2003